Subject to completion dated January 17, 2019

JPMorgan Chase Financial Company LLC	January 2019

Pricing Supplement

Registration Statement Nos. 333-222672 and 333-222672-01

Dated January    , 2019

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. and International Equities

Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Buffered PLUS will pay no interest and provide a minimum payment at maturity of only 10.00% of the stated principal amount.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to a maximum payment at maturity.  If the basket has declined in value, but has not declined by more than the specified buffer amount, investors will receive the stated principal amount of their investment.  However, if the basket has declined by more than the buffer amount, at maturity investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount. Investors may lose up to 90.00% of the stated principal amount of the Buffered PLUS at maturity. The Buffered PLUS are for investors who seek exposure to an unequally weighted basket of the four indices specified below and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the basket.  The Buffered PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program.  Any payment on the Buffered PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Buffered PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Buffered PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	Underlying indices	Bloomberg ticker symbol	Basket weighting
	S&P 500® Index (the “SPX Index”)	SPX	50.00%
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	17.50%
	TOPIX® Index (the “TPX Index”)	TPX	17.50%
	MSCI Emerging Markets Index (the “MXEF Index”)	MXEF	15.00%
We refer to the SPX Index, the SX5E Index, the TPX Index and the MXEF Index as the underlying indices. Because the SPX Index makes up 50% of the basket, we expect that generally the market value of your Buffered PLUS and your payment at maturity will depend significantly on the performance of the SPX Index.
Aggregate principal amount:	$
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $10 stated principal amount Buffered PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is equal to the initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10.00%, for each $10 stated principal amount Buffered PLUS,
$10
If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10.00%, for each $10 stated principal amount Buffered PLUS,
($10 × basket performance factor) + $1.00
This amount will be less than the stated principal amount of $10 per Buffered PLUS. However, subject to the credit risk of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Leverage factor:	150%
Maximum payment at maturity:	At least $12.075 (at least 120.75% of the stated principal amount) per Buffered PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $12.075 per Buffered PLUS.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10.00% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	January , 2019 (expected to price on or about January 31, 2019)
Original issue date (settlement date):	February , 2019 (3 business days after the pricing date)
Valuation date:	October 30, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement
Maturity date:	November 4, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.20(2)	$9.75
		$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Buffered PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Buffered PLUS.

(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.20 per $10 stated principal amount Buffered PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Buffered PLUS

If the Buffered PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the Buffered PLUS would be approximately $9.778 per $10 stated principal amount Buffered PLUS.  The estimated value of the Buffered PLUS on the pricing date will be provided in the pricing supplement and will not be less than $9.60 per $10 stated principal amount Buffered PLUS.  See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document for additional information.

Investing in the Buffered PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Risk Factors” beginning on page 11 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Buffered PLUS” at the end of this document.

Product supplement no. MS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Terms continued from previous page:
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Buffer amount:	10.00%
Basket performance factor:	final basket value / initial basket value
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]
Index return:	With respect to each underlying index: (final index value – initial index value) Initial index value
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date
Final value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
CUSIP / ISIN:	48130X760 / US48130X7600
Listing:	The Buffered PLUS will not be listed on any securities exchange.

January 2019	Page 2

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying indices that enhances returns for a certain range of potential positive performance of the basket.

▪	To potentially achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪	To obtain a buffer against a specified level of negative performance in the basket.

Maturity:	Approximately 21 months
Leverage factor:	150%
Buffer amount:	10.00%
Maximum payment at maturity:	At least $12.075 (at least 120.75% of the stated principal amount) per Buffered PLUS (to be provided in the pricing supplement)
Minimum payment at maturity:	$1.00 per Buffered PLUS. Investors may lose up to 90.00% of the stated principal amount of the Buffered PLUS at maturity.
Basket weightings:	50.00% for the SPX Index, 17.50% for the SX5E Index, 17.50% for the TPX Index and 15.00% for the MXEF Index

Supplemental Terms of the Buffered PLUS

For purposes of the accompanying product supplement, each underlying index is an “Index.”

January 2019	Page 3

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

Buffered PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, while providing limited protection against negative performance of the underlying asset.  If the underlying asset has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the underlying asset, subject to the minimum payment at maturity.  At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the underlying asset has depreciated and (i) if the underlying asset has not depreciated by more than the specified buffer amount, investors will receive the stated principal amount of their investment or, (ii) if the underlying asset has depreciated by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount.  Investors may lose up to 90.00% of the stated principal amount of the Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the basket.
Upside Scenario	The final basket value is greater than the initial basket value and, at maturity, the Buffered PLUS pay the stated principal amount of $10 plus a return equal to 150% of the basket percent increase, subject to the maximum payment at maturity of at least $12.075 (at least 120.75% of the stated principal amount) per Buffered PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Par Scenario	The final basket value is equal to the initial basket value or declines in value by no more than 10.00% and, at maturity, the Buffered PLUS pay the stated principal amount of $10 per Buffered PLUS.
Downside Scenario	The final basket value is less than the initial basket value by more than 10.00% and, at maturity, the Buffered PLUS pay an amount that is less than the stated principal amount. This decrease will be by an amount that is proportionate to the percentage decline of the final basket value from the initial basket value, plus the buffer amount of 10.00%. (Example: if the basket decreases in value by 30%, the Buffered PLUS will pay an amount that is less than the stated principal amount by 30% plus the buffer amount of 10.00%, or $8.00 per Buffered PLUS.) The minimum payment at maturity is $1.00 per Buffered PLUS, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

January 2019	Page 4

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	150%
Maximum payment at maturity:	$12.075 (120.75% of the stated principal amount) per Buffered PLUS (which represents the lowest hypothetical maximum payment at maturity)*
Minimum payment at maturity:	$1.00 per Buffered PLUS

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $12.075 per Buffered PLUS.

Buffered PLUS Payoff Diagram
▪

How it works

▪	Upside Scenario. If the final basket value is greater than the initial basket value, for each $10 principal amount Buffered PLUS investors will receive the $10 stated principal amount plus a return equal to 150% of the appreciation of the basket over the term of the Buffered PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the Buffered PLUS, an investor will realize the hypothetical maximum payment at maturity at a final index value of approximately 113.833% of the initial index value.

▪	Par Scenario. If the final basket value is equal to the initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10.00%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪	Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10.00%, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value plus the buffer amount of 10.00%. The minimum payment at maturity is $1.00 per Buffered PLUS.

January 2019	Page 5

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪	For example, if the basket depreciates 50%, investors will lose 40% of their principal and receive only $6.00 per Buffered PLUS at maturity, or 60% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Buffered PLUS shown above apply only if you hold the Buffered PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

January 2019	Page 6

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Payouts on the Buffered PLUS at Maturity

Below are four examples of how to calculate the payment at maturity based on the hypothetical values of the underlying indices in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results may vary.

The hypothetical initial index value of each underlying index of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial index value of either underlying index.  The actual initial index value of each underlying index will be the closing level of that underlying index on the pricing date and will be provided in the pricing supplement.  For historical data regarding the actual closing levels of each underlying index, please see the historical information set forth under “Basket Overview” in this pricing supplement.

Example 1:  The final basket value is greater than the initial basket value.

Underlying index	Weight in Basket	Hypothetical initial index value	Hypothetical final index value	Index return
SPX Index	50.00%	100.00	102.50	+2.50%
SX5E Index	17.50%	100.00	102.50	+2.50%
TPX Index	17.50%	100.00	102.50	+2.50%
MXEF Index	15.00%	100.00	102.50	+2.50%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(102.50 – 100.00) / 100.00] × 50.00% = 1.25%
[(102.50 – 100.00) / 100.00] × 17.50% = 0.4375%
[(102.50 – 100.00) / 100.00] × 17.50% = 0.4375%
[(102.50 – 100.00) / 100.00] × 15.00% = 0.375%
1.25% + 0.4375% + 0.4375% + 0.375% = 2.50%

Final basket value	=	100 × (1 + 2.50%), which equals 102.50
Basket percent increase	=	(102.50 – 100) / 100, which equals 2.50%

The payment at maturity per Buffered PLUS will equal $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  The leveraged upside payment will equal (i) $10 times (ii) the leverage factor times (iii) the basket percent increase or:

$10   ×   150%   ×   2.5%   =   $0.375

Because this amount would not result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $12.075 per Buffered PLUS, the payment at maturity will equal $10 plus the leveraged upside payment, or:

$10   +   $0.375  =   $10.375

January 2019	Page 7

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 2:  The final basket value is greater than the initial basket value, and the payment at maturity is equal to the hypothetical maximum payment at maturity..

Underlying index	Weight in Basket	Hypothetical initial index value	Hypothetical final index value	Index return
SPX Index	50.00%	100.00	130.00	+30.00%
SX5E Index	17.50%	100.00	130.00	+30.00%
TPX Index	17.50%	100.00	130.00	+30.00%
MXEF Index	15.00%	100.00	130.00	+30.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(130.00 – 100.00) / 100.00] × 50.00% = 15.00%
[(130.00 – 100.00) / 100.00] × 17.50% = 5.25%
[(130.00 – 100.00) / 100.00] × 17.50% = 5.25%
[(130.00 – 100.00) / 100.00] × 15.00% = 4.50%
15.00% + 5.25% + 5.25% + 4.50% = 30.00%

Final basket value	=	100 × (1 + 30.00%), which equals 130.00
Basket percent increase	=	(130.00 – 100) / 100, which equals 30.00%

The payment at maturity per Buffered PLUS will equal $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  The leveraged upside payment will equal (i) $10 times (ii) the leverage factor times (iii) the basket percent increase or:

$10   ×   150%   ×   30.00%   =   $4.50

Because this amount would result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $12.075 per Buffered PLUS, the payment at maturity will equal the hypothetical maximum payment at maturity of $12.075 per Buffered PLUS.

January 2019	Page 8

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 3:  The final basket value is less than the initial basket value, but has decreased by an amount less than the buffer amount.

Underlying index	Weight in Basket	Hypothetical initial index value	Hypothetical final index value	Index return
SPX Index	50.00%	100.00	95.00	-5.00%
SX5E Index	17.50%	100.00	95.00	-5.00%
TPX Index	17.50%	100.00	95.00	-5.00%
MXEF Index	15.00%	100.00	95.00	-5.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(95 – 100.00) / 100.00] × 50% = -2.50%
[(95 – 100.00) / 100.00] × 17.50% = -0.875%
[(95 – 100.00) / 100.00] × 17.50% = -0.875%
[(95 – 100) / 100] × 15% = -0.75%
(-2.50%) + (-0.875%) + (-0.875%) + (-0.75%) = -5%

Final basket value	=	100 × [1 + (-5%)], which equals 95
Basket percent increase	=	(95 – 100) / 100, which equals -5%

The payment at maturity per Buffered PLUS will equal $10.

Because the final basket value is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10.00%, investors will receive the stated principal amount of $10 per Buffered PLUS.

January 2019	Page 9

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 4:  The final basket value is less than the initial basket value and has decreased by an amount that is more than the buffer amount.

Underlying index	Weight in Basket	Hypothetical initial index value	Hypothetical final index value	Index return
SPX Index	50.00%	100.00	20.00	-80.00%
SX5E Index	17.50%	100.00	110.00	+10.00%
TPX Index	17.50%	100.00	110.00	+10.00%
MXEF Index	15.00%	100.00	110.00	+10.00%

Basket performance factor = final basket value / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (index return of each underlying × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(20.00 – 100.00) / 100.00] × 50% = -40%
[(110 – 100) / 100] × 17.50% = 1.75%
[(110 – 100) / 100] × 17.50% = 1.75%
[(110 – 100) / 100] × 15.00% = 1.50%
(-40%) + 1.75% + 1.75% + 1.50% = -35%

Final basket value	=	100 × (1 + (-35%)), which equals 65
Basket performance factor	=	65 / 100, which equals 65%

In the above example, the final values of all underlying indices except for the SPX Index (with a combined weighting of 50% of the basket) are each higher than their respective initial values, but the final value of the SPX Index (with a weighting of 50% of the basket) is lower than its initial value.  Accordingly, although the final values of 50% of the underlying indices (by weight) have increased in value over their respective initial values, the final value of the other 50% (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other underlying indices and, consequently, the basket performance factor is less than 100%.

Because the final basket value is less than the initial basket value by an amount greater than the buffer amount of 10.00%, in this example, the payment at maturity per Buffered PLUS will equal $10 times the basket performance factor plus $1.00 per $10 principal amount Buffered PLUS; or

($10     ×     65%)  +  $1.00    =      $7.50

The payment at maturity per Buffered PLUS will be $7.50, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket plus the buffer amount.

January 2019	Page 10

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪	The Buffered PLUS do not pay interest and you could lose up to 90.00% of your principal at maturity. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10.00% of your principal, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. If the final basket value has declined by an amount greater than the buffer amount of 10.00% from the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket, plus $1.00 per Buffered PLUS. Accordingly, you could lose up to 90.00% of your principal.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of at least $12.075 (at least 120.75% of the stated principal amount) per Buffered PLUS. The actual maximum payment at maturity will be provided in the pricing supplement. Because the maximum payment at maturity will be limited to at least 120.75% of the stated principal amount for the Buffered PLUS, any increase in the final index value by more than approximately 13.833% (if the maximum payment at maturity is set at 120.75% of the stated principal amount) will not further increase the return on the Buffered PLUS.

▪	The Buffered PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Buffered PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Buffered PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment.

▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Buffered PLUS. If these affiliates do not make payments to us and we fail to make payments on the Buffered PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Buffered PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, including acting as calculation agent and as an agent of the offering of the Buffered PLUS, hedging our obligations under the Buffered PLUS and making the assumptions used to determine the pricing of the Buffered PLUS and the estimated value of the Buffered PLUS, which we refer to as the estimated value of the Buffered PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. The calculation agent will determine the initial index values and the final index values of the underlying indices and the final basket value and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to any underlying index or calculation of the final value of any underlying index in the event of a discontinuation or material change in method of calculation of that underlying index, may affect the payment to you at maturity.

January 2019	Page 11

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index.  JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Buffered PLUS in taking any corporate action that might affect the value of the SPX Index or the Buffered PLUS.

Moreover, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Buffered PLUS and the value of the Buffered PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Buffered PLUS could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Correlation (or lack of correlation) of performances among the underlying indices may reduce the performance of the basket, and changes in the values of the underlying indices may offset each other. The Buffered PLUS are linked to an unequally weighted basket consisting of the underlying indices. Movements and performances of the underlying indices may or may not be correlated with each other. At a time when the value of one or more of the underlying indices increases, the values of the other underlying indices may not increase as much or may decline. Therefore, in calculating the final basket value, increases in the value of one or more of the underlying indices may be moderated, or more than offset, by the lesser increases or declines in the values of the other underlying indices. High correlation of movements in the values of the underlying indices during periods of negative returns could have an adverse effect on your return on your investment. There can be no assurance that the final basket value will be greater than the initial basket value.

▪	The underlying indices are not equally weighted. Because the underlying indices are not equally weighted, the same percentage change in two of the underlying indices may have different effects on the basket closing value. For example, because the weighting for the SPX Index is greater than the weighting for the SX5E Index, a 5% decrease in the value of the SPX Index will have a greater effect on the basket closing value than a 5% increase in the value of the SX5E Index. Because the SPX Index makes up 50% of the basket, we expect that generally the market value of your Buffered PLUS and your payment at maturity will depend significantly on the performance of the SPX Index. See “Hypothetical Payouts on the Buffered PLUS at Maturity — Example 4” in this document.

▪	The estimated value of the Buffered PLUS will be lower than the original issue price (price to public) of the Buffered PLUS. The estimated value of the Buffered PLUS is only an estimate determined by reference to several factors. The original issue price of the Buffered PLUS will exceed the estimated value of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪	The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates. The estimated value of the Buffered PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Buffered PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Buffered PLUS that are greater than or less than the estimated value of the Buffered PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Buffered PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the Buffered PLUS from you in secondary market transactions. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪	The estimated value of the Buffered PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Buffered PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the

January 2019	Page 12

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Buffered PLUS and any secondary market prices of the Buffered PLUS.  See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪	The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of your Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Buffered PLUS — Secondary market prices of the Buffered PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Buffered PLUS during this initial period may be lower than the value of the Buffered PLUS as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS. Any secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Buffered PLUS. As a result, the price, if any, at which JPMS will be willing to buy Buffered PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Buffered PLUS.

The Buffered PLUS are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your Buffered PLUS to maturity.  See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors. The secondary market price of the Buffered PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the values of the underlying indices, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	our internal secondary market funding rates for structured debt issuances;

o	the actual and expected volatility of the underlying indices;

o	the time to maturity of the Buffered PLUS;

o	the dividend rates on the equity securities included in the underlying indices;

o	the actual and expected positive or negative correlation among the underlying indices, or the actual and expected absence of any such correlation;

o	interest and yield rates in the market generally;

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the SX5E Index, the TPX Index and the MXEF Index trade and the correlation among those rates and the values of tthose underlying indices;

o	a variety of other economic, financial, political, regulatory and judicial events.

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Buffered PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Buffered PLUS, if any, at which JPMS may be willing to purchase your Buffered PLUS in the secondary market.

▪	Investing in the Buffered PLUS is not equivalent to investing in the basket or the underlying indices. Investing in the Buffered PLUS is not equivalent to investing in the basket, the underlying indices or their component stocks. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute any underlying index.

▪	Adjustments to any underlying index could adversely affect the value of the Buffered PLUS. The publisher for any underlying index may discontinue or suspend calculation or publication of that underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to any discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The Buffered PLUS are subject to risks associated with securities issued by non-U.S. companies with respect to the SX5E Index, the TPX Index and the MXEF Index. The equity securities included in the SX5E Index, the TPX Index and the MXEF Index have been issued by non-U.S. companies. Investments in Buffered PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

▪	The Buffered PLUS are not directly exposed to fluctuations in foreign exchange rates with respect to the SX5E Index and the TPX Index. The value of your Buffered PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the SX5E Index and the TPX Index are based, although any currency fluctuations could affect the performance of the SX5E Index and the TPX Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Buffered PLUS, you will not receive any additional payment or incur any reduction in any payment on the Buffered PLUS.

▪	The Buffered PLUS are subject to risks associated with emerging markets with respect to the MXEF Index. The equity securities included in the MXEF Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

▪	The Buffered PLUS are subject to currency exchange risk with respect to the MXEF Index. Because the prices of the equity securities included in the MXEF Index are converted into U.S. dollars for the purposes of calculating the values of the MXEF Index, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities included in the MXEF Index are traded. Your net exposure will depend on the extent to which the currencies in which securities included in the MXEF Index are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities included in the MXEF Index are traded, the value of the MXEF Index will be adversely affected and the amount we pay you at maturity may be reduced. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

January 2019	Page 14

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
o	existing and expected interest rate levels;

o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

o	political, civil or military unrest in the countries issuing those currencies and the United States; and

o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the values of the underlying indices and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value of an underlying index and, therefore, could potentially increase the value that the final index value of an underlying index must reach before you receive a payment at maturity that exceeds the issue price of the Buffered PLUS or so that you do not suffer a loss on your initial investment in the Buffered PLUS. Additionally, these hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the final basket value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines.

▪	Secondary trading may be limited. The Buffered PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. JPMS may act as a market maker for the Buffered PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Buffered PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Buffered PLUS.

▪	The final terms and valuation of the Buffered PLUS will be provided in the pricing supplement. The final terms of the Buffered PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the Buffered PLUS and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the Buffered PLUS based on the minimums for the estimated value of the Buffered PLUS and the maximum payment at maturity.

▪	The tax consequences of an investment in the Buffered PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Buffered PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Buffered PLUS described in “Additional Information about the Buffered PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of any income or loss on the Buffered PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the

January 2019	Page 15

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

January 2019	Page 16

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Basket Overview

The basket is an unequally weighted basket composed of four indices.

Underlying Indices

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC, consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The EURO STOXX 50® Index.  The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone.  For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions ― The EURO STOXX 50® Index” in the accompanying underlying supplement.

The TOPIX® Index.  The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the Japanese common stocks listed on the First Section of the Tokyo Stock Exchange, Inc.  For additional information about the TOPIX® Index, see the information set forth under “Equity Index Descriptions — The TOPIX® Index” in the accompanying underlying supplement.

The MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets.  For additional information about the MSCI Emerging Markets Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Underlying index information as of January 16, 2019
	Bloomberg Ticker Symbol	Current Value	52 Weeks Ago	52 Week High	52 Week Low	Basket weighting
The S&P 500® Index	SPX	2,616.10	2,776.42 (on 1/16/2018)	2,930.75 (on 9/20/2018)	2351.10 (on 12/24/2018)	50%
The EURO STOXX 50® Index	SX5E	3,077.22	3,622.01 (on 1/16/2018)	3,672.29 (on 1/23/2018)	2,937.36 (on 12/27/2018)	17.50%
The TOPIX® Index	TPX	1,537.77	1,894.25 (on 1/16/2018)	1,911.07 (on 1/23/2018)	1,415.55 (on 12/25/2018)	17.50%
The MSCI Emerging Markets Index	MXEF	1,009.39	1,217.87 (on 1/16/2018)	1,273.07 (on 1/26/2018)	934.80 (on 10/29/2018)	15%

The following graph is calculated to show the performance of the basket during the period from January 6, 2014 through January 16, 2019, assuming the underlying indices are weighted as set out above such that the initial basket value was 100 on January 6, 2014 and illustrates the effect of the offset and/or correlation among the underlying indices during that period.  The graph does not take into account the leverage factor on the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  You cannot predict the future performance of any underlying index or of the basket as a whole, or whether increases in the value of any underlying index will be offset by decreases in the values of the other underlying indices.  The historical value performance of the basket and the degree of correlation between the value trends of the underlying indices (or lack thereof) should not be taken as an indication of its future performance.

January 2019	Page 17

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Basket Performance January 6, 2014 through January 16, 2019

The following graphs set forth the daily closing levels for each of the SPX Index and the SX5E Index for the period from January 2, 2014 through January 16, 2019, for the TPX Index for the period from January 6, 2014 through January 16, 2019 and for the MXEF Index for the period from January 1, 2014 through January 16, 2019.  The related tables set forth the published high and low, as well as end-of-quarter, closing levels for each underlying index for each quarter in the same period.  The closing levels on January 16, 2019 were, in the case of the SPX Index, 2,616.10, in the case of the SX5E Index, 3077.22, in the case of the TPX Index, 1,537.77 and in the case of the MXEF Index, 1,009.39.  We obtained the closing level information above and the information in the tables and graphs from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical levels and historical performance of the underlying indices should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the underlying indices and basket closing value on the valuation date.  There can be no assurance that the basket will appreciate over the term of the Buffered PLUS so that you do not suffer a loss on your initial investment in the Buffered PLUS.

January 2019	Page 18

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Performance of the S&P 500® Index January 2, 2014 through January 16, 2019

License Agreement.  “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co. and its affiliates, including JPMorgan Financial.  See “Equity Index Descriptions — The S&P U.S. Indices — License Agreement” in the accompanying underlying supplement.

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
S&P 500® Index	High	Low	Period End
2019
First Quarter (through January 16, 2019)	2,616.10	2,447.89	2,616.10

Historical Performance of the EURO STOXX 50® Index January 2, 2014 through January 16, 2019

License Agreement.  The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license.  The securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto.  See “Equity Index Descriptions — The EURO STOXX 50® Index — License Agreement” in the accompanying underlying supplement.

EURO STOXX 50® Index	High	Low	Period End
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
EURO STOXX 50® Index	High	Low	Period End
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter	3,414.16	2,937.36	3,001.42
2019
First Quarter (through January 16, 2019)	3,077.22	2,954.66	3,077.22

Historical Performance of the TOPIX® Index January 6, 2014 through January 16, 2019

License Agreement.  JPMorgan Chase & Co. or its affiliate has entered into a non-exclusive license agreement with the TSE providing for the license to it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the TOPIX® Index in connection with certain securities, including the securities.  For more information, see “Equity Index Descriptions — The TOPIX® Index — License Agreement” in the accompanying underlying supplement.

TOPIX® Index	High	Low	Period End
2014
First Quarter	1,306.23	1,139.27	1,202.89
Second Quarter	1,269.04	1,132.76	1,262.56
Third Quarter	1,346.43	1,228.26	1,326.29
Fourth Quarter	1,447.58	1,177.22	1,407.51
2015
First Quarter	1,592.25	1,357.98	1,543.11
Second Quarter	1,679.89	1,528.99	1,630.40
Third Quarter	1,691.29	1,375.52	1,411.16
Fourth Quarter	1,605.94	1,442.74	1,547.30
2016
First Quarter	1,509.67	1,196.28	1,347.20
Second Quarter	1,407.50	1,204.48	1,245.82
Third Quarter	1,352.67	1,209.88	1,322.78
Fourth Quarter	1,552.36	1,301.16	1,518.61
2017
First Quarter	1,577.40	1,506.33	1,512.60

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
TOPIX® Index	High	Low	Period End
Second Quarter	1,624.07	1,459.07	1,611.90
Third Quarter	1,676.17	1,590.71	1,674.75
Fourth Quarter	1,831.93	1,673.62	1,817.56
2018
First Quarter	1,911.07	1,664.94	1,716.30
Second Quarter	1,815.25	1,703.80	1,730.89
Third Quarter	1,822.44	1,676.20	1,817.25
Fourth Quarter	1,824.03	1,415.55	1,494.09
2019
First Quarter (through January 16, 2018)	1,542.72	1,471.16	1,537.77

Historical Performance of the MSCI Emerging Markets Index January 1, 2014 through January 16, 2019

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI Inc. providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI Emerging Markets Index, which is owned and published by MSCI Inc., in connection with certain securities, including the Buffered PLUS.  For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

MSCI Emerging Markets Index	High	Low	Period End
2014
First Quarter	994.65	916.56	994.65
Second Quarter	1,057.59	993.12	1,050.78
Third Quarter	1,100.98	1,005.33	1,005.33
Fourth Quarter	1,016.07	909.98	956.31
2015
First Quarter	993.82	934.73	974.57
Second Quarter	1,067.01	959.42	972.25
Third Quarter	971.91	771.77	792.05
Fourth Quarter	868.56	771.22	794.14
2016

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
MSCI Emerging Markets Index	High	Low	Period End
First Quarter	836.80	688.52	836.80
Second Quarter	853.69	781.84	834.10
Third Quarter	927.29	819.19	903.46
Fourth Quarter	918.68	838.96	862.27
2017
First Quarter	973.08	861.88	958.37
Second Quarter	1,019.11	952.92	1,010.80
Third Quarter	1,112.92	1,002.48	1,081.72
Fourth Quarter	1,158.45	1,082.97	1,158.45
2018
First Quarter	1,273.07	1,142.85	1,170.88
Second Quarter	1,184.13	1,046.71	1,069.52
Third Quarter	1,092.36	1,003.33	1,047.91
Fourth Quarter	1,046.40	934.80	965.67
2019
First Quarter (through January 16, 2019)	1,009.39	949.57	1,009.39

Additional Information about the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Buffered PLUS:

The estimated value of the Buffered PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Buffered PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Buffered PLUS.  The estimated value of the Buffered PLUS does not represent a minimum price at which JPMS would be willing to buy your Buffered PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Buffered PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Risk Factors — The estimated value of the Buffered PLUS is derived by reference to an internal funding rate” in this document.  The value of the derivative or derivatives underlying the economic terms of the Buffered PLUS is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Buffered PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates” in this document.

The estimated value of the Buffered PLUS will be lower than the original issue price of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the Buffered PLUS may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — The estimated value of the Buffered PLUS will be lower than the original issue price (price to public) of the Buffered PLUS” in this document.
Secondary market prices of the Buffered PLUS:	For information about factors that will impact any secondary market prices of the Buffered PLUS, see “Risk Factors — Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of your Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the Buffered PLUS. The length of any such initial period reflects the structure of the Buffered PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Buffered PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your Buffered PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the issue price. However, the IRS or a court may not respect this treatment of the Buffered PLUS, in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Buffered PLUS with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Buffered PLUS.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Withholding under legislation commonly referred to as “FATCA” may (if the Buffered PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Buffered PLUS, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Buffered PLUS, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest).  You should consult your tax adviser regarding the potential application of FATCA to the Buffered PLUS.

Supplemental use of proceeds and hedging:

The Buffered PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Buffered PLUS.  See “How the Buffered PLUS Work” in this document for an illustration of the risk-return profile of the Buffered PLUS and “Basket Overview” in this document for a description of the market exposure provided by the Buffered PLUS.

The original issue price of the Buffered PLUS is equal to the estimated value of the Buffered PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS, plus the estimated cost of hedging our obligations under the Buffered PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Buffered PLUS in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Buffered PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Buffered PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the Buffered PLUS (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Buffered PLUS on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Performance of a Basket of Four Indices due November 4, 2020 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Where you can find more information:

You may revoke your offer to purchase the Buffered PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance.  In the event of any changes to the terms of the Buffered PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Buffered PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Buffered PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

• Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

• Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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